Exhibit 99.1

April 27, 2007

Dear Shareholder:

I am pleased to report that earnings for the first quarter of 2007 increased by 11.7%, or $98,000, over the same period in 2006. Earnings per share were $0.88 compared to $0.76 for the same period last year. This improvement was done in the face of one of the most challenging periods in banking in a long time. With the interest rate yield curve flat to inverted, banks everywhere are experiencing considerable downward pressure on interest margins and earnings. We see little relief in sight from that pressure.

Our strategy is to offset, to the extent prudent, the margin compression with loan growth. The current credit environment is such that we will only do that in a carefully controlled manner. We were able to do this, to some extent, in the first quarter as average loans increased by $14.3 million, or 4.0%, over the same period one year ago. Additionally, we have always prided ourselves on our credit quality and our current quality measures remain strong. We have also made progress toward our longer term strategic goal of increasing the commercial portion of our loan portfolio. During the first quarter, commercial real estate loans grew by more than 20% over the same period for the prior year.

Our non-interest income amounted to $1.6 million for the first quarter of 2007, an increase of over 15% compared to the first quarter of last year. This reflects another component of our long term strategy, which is to grow our fee based income to help offset our heavy reliance on net interest income. Our non interest income, at 30% of total revenue, is higher than most of our peers and we look to grow that percentage in the future. The value of that strategy showed itself this quarter.

Non-interest expense was $4.0 million for the first quarter, a decrease of $81,000, or 2.0% under the same period last year. This decrease was driven by lower staffing levels and consequent reductions in salary and benefits as well as reduced marketing expenses as the majority of the expenses associated with our new branding efforts are behind us. The Bank’s non interest expense measured as a percentage of average assets has steadily improved since 2002. It has come down from 3.59% to 2.84% at the end of 2006, an improvement of 75 basis points, or nearly 21%.

The Board of Directors increased the dividend by 3 cents per share, or 7.5%, this quarter as a reflection of their optimism about the future of our institution and also to continue our history of dividend increases. For the last year and a half there was no increase as we worked through some difficult issues. Meanwhile our Bank’s capital position remains strong with Tier 1 and total risk-based capital measuring 7.36% and 13.36%, respectively, at March 31, 2007, which remain well above thresholds used by our federal and state regulators to consider a bank “well capitalized”.

We will continue, during the remainder of this year, to work toward both our short and long term goals of expanding our presence in the markets we serve, continuing to be a significant provider of financing to homeowners, increasing our commercial loan portfolio in a prudent manner, strengthening our deposit generating capabilities, increasing earnings and thus providing long term value to our shareholders.

Thank you for your continued support.

Peter A. Blyberg

President & Chief Executive Officer